Exhibit 10.2

VOTING AND STANDSTILL AGREEMENT

This Voting and Standstill Agreement (this “Agreement”) is dated as of June 29, 2015, by and between Juno Therapeutics, Inc., a Delaware corporation (the “Company”), Celgene RIVOT Ltd. (“Celgene RIVOT”) and Celgene Corporation (“Celgene Corporation”, and together with Celgene RIVOT, the “Investors”).

A. The Share Purchase Agreement, dated as of June 29, 2015, by and between the Company and the Investor (the “Purchase Agreement”), provides for the issuance and sale by the Company to the Investors, and the purchase by the Investors, of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), including shares of Common Stock that may be purchased by the Celgene RIVOT at an initial Closing as well as pursuant to certain Top-Up Rights and a First Acquisition Right and a Second Acquisition Right, each as defined in the Purchase Agreement (collectively, the “Purchased Shares”); and

B. As a condition to consummating the transactions contemplated by the Purchase Agreement, the Investors and the Company have agreed upon certain rights and restrictions as set forth herein with respect to the Purchased Shares and other securities of the Company beneficially owned by each Investor and its Affiliates, and it is a condition to the closing under the Purchase Agreement that this Agreement be executed and delivered by the Investors and the Company.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investors agree as follows:

ARTICLE 1.

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1 “Acquisition Proposal” shall have the meaning set forth in Section 2.1(c).

1.2 “Affiliate” shall mean (i) any Person that directly or indirectly beneficially owns a majority of the voting securities of or voting interests in an Investor or (ii) any direct or indirect majority owned subsidiaries of an Investor or of such a Person.

1.3 “Agreement” shall have the meaning set forth in the Preamble to this Agreement, including all Exhibits attached hereto.

1.4 “beneficial owner,” “beneficially owns,” “beneficial ownership” and terms of similar import used in this Agreement shall, with respect to a Person, have the meaning set forth in Rule 13d-3 under the Exchange Act (i) assuming the full conversion into, and exercise and exchange for, shares of Common Stock of all Common Stock Equivalents beneficially owned by such Person and (ii) determined without regard for the number of days in which such Person has the right to acquire such beneficial ownership.

1.5 “Business Day” shall mean a day on which commercial banking institutions in New York, New York are open for business.

1.6 “Celgene Group” shall have the meaning set forth in the Purchase Agreement.

1.7 “Change of Control” shall mean, with respect to the Company, any of the following events: (i) any Person is or becomes the beneficial owner (except that a Person shall be deemed to have beneficial ownership of all shares that any such Person has the right to acquire, whether such right which may be exercised immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power represented by all Shares of Then Outstanding Common Stock; (ii) the Company consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into the Company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) a majority of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person becomes the beneficial owner, directly or indirectly, of a majority of the total voting power of all Shares of Then Outstanding Common Stock; (iii) the Company conveys, transfers or leases all or substantially all of its assets to any Person other than a wholly owned Affiliate of the Company or (iv) individuals who constitute Continuing Directors cease for any reason to constitute at least a majority of the Board of Directors of the Company.

1.8 “Closing Date” shall have the meaning set forth in the Purchase Agreement.

1.9 “Collaboration Agreement” shall mean the Master Research and Collaboration Agreement by and among the Company and Investors of even date herewith, as the same may be amended from time to time.

1.10 “Common Stock” shall have the meaning set forth in the Preamble to this Agreement.

1.11 “Common Stock Equivalents” shall mean any options, warrants or other securities or rights convertible into or exercisable or exchangeable for, whether directly or following conversion into or exercise or exchange for other options, warrants or other securities or rights, shares of Common Stock.

1.12 “Company” shall have the meaning set forth in the Preamble to this Agreement.

1.13 “Competitor” shall mean any operating company with a biopharmaceutical business, or any other Person that directly or indirectly beneficially owns a majority of the voting securities of or voting interests in such a company, or any direct or indirect majority-owned subsidiary of such a company or of such a Person.

1.14 “Continuing Directors” shall mean the directors of the Company on the date hereof, and each other director, if in each case, such other director’s nomination for election to the Board of Directors was recommended by, or whose appointment to the Board of Directors was approved by, at least a majority of the other Continuing Directors.

1.15 “Disposition” or “Dispose of” shall mean any (i) offer, pledge (other than pledges in connection with bona fide debt financing transactions involving a general lien on assets of an Investor), sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant for the sale of, or other disposition of or transfer of any shares of Common Stock, or any Common Stock Equivalents, including, without limitation, any “short sale” or similar arrangement, or (ii) swap, hedge, derivative instrument, or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of Common Stock, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise.

1.16 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

1.17 “FAR Acquisition Percentage” shall have the meaning set forth in the Purchase Agreement.

1.18 “FAR Notice” shall have the meaning set forth in the Purchase Agreement.

1.19 “FAR Termination Date” shall have the meaning set forth in the Purchase Agreement.

1.20 “First Subsequent Designee” shall have the meaning set forth in Section 4.4.

1.21 “Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

1.22 “Initial Designee” shall have the meaning set forth in Section 4.4.

1.23 “Investors” shall have the meaning set forth in the Preamble to this Agreement.

1.24 “Investor Designee” shall have the meaning set forth in Section 4.4.

1.25 “Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

1.26 “Lock-Up Agreement” shall have the meaning set forth in Section 3.4.

1.27 “Lock-Up Period” shall have the meaning set forth in Section 3.1.

1.28 “Modified Clause” shall have the meaning set forth in Section 6.7.

1.29 “Offeror” shall have the meaning set forth in Section 2.1(c).

1.30 “Organizational Documents” shall have the meaning set forth in the Purchase Agreement.

1.31 “Permitted Transferee” shall mean a controlled Affiliate of an Investor that is wholly owned, directly or indirectly, by such Investor; it being understood that for purposes of this definition “wholly owned” shall mean an Affiliate in which an Investor owns, directly or indirectly, at least ninety-nine percent (99%) of the outstanding capital stock or ownership interests of such Affiliate; provided, however, that no such Person shall be deemed a Permitted Transferee for any purpose under this Agreement unless: (a) such Investor shall have, within five (5) days prior to such transfer, furnished to the Company written notice of the name and address of such Permitted Transferee, details of its status as a Permitted Transferee and details of the Shares of Then Outstanding Common Stock and/or Common Stock Equivalents to be transferred, (b) the Permitted Transferee, prior to or simultaneously with such transfer, shall have agreed in writing to be subject to and bound by all restrictions and obligations set forth in this Agreement as though it were such Investor hereunder, and (c) such Investor acknowledges that it continues to be bound by all restrictions and obligations set forth in this Agreement.

1.32 “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

1.33 “Purchase Agreement” shall have the meaning set forth in the Preamble to this Agreement, and shall include all Exhibits attached thereto.

1.34 “Purchased Shares” shall have the meaning set forth in the Preamble to this Agreement, and shall be adjusted for (i) any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization and (ii) any Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Purchased Shares.

1.35 “Qualified Investor Designee” shall have the meaning set forth in Section 4.4.

1.36 “Registration Rights Agreement” shall mean the Registration Rights Agreement by and among the Company and the Investors of even date herewith.

1.37 “Replacement Designee” shall have the meaning set forth in Section 4.4.

1.38 “Restricted Period” shall mean the period from and after the date of this Agreement until the later of (i) the fifth (5th) anniversary of the date of this Agreement and (ii) the expiration of the Term (as defined in the Collaboration Agreement) or the earlier termination of the Collaboration Agreement pursuant to Article 11 thereof (other than as a result of its termination pursuant to Section 2.2 of this Agreement). For the avoidance of doubt, the termination of one or more Programs under the Collaboration Agreement shall not be deemed a termination of the Collaboration Agreement unless and until the Collaboration Agreement is terminated in its entirety.

1.39 “Sale Process” shall mean any process undertaken by the Company that is designed to result in a Change of Control.

1.40 “SAR Notice” shall have the meaning set forth in the Purchase Agreement.

1.41 “SAR Termination Date” shall have the meaning set forth in the Purchase Agreement.

1.42 “SEC” shall mean the United States Securities and Exchange Commission.

1.43 “Second Acquisition Right” shall have the meaning set forth in the Purchase Agreement.

1.44 “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

1.45 “Sell-Down Period” shall have the meaning set forth in the Purchase Agreement.

1.46 “Shares of Then Outstanding Common Stock” shall mean, at any time, the issued and outstanding shares of Common Stock at such time, as well as all capital stock issued and outstanding as a result of any stock split, stock dividend, or reclassification of Common Stock distributable, on a pro rata basis, to all holders of Common Stock, as applicable.

1.47 “Standstill Parties” shall have the meaning set forth in Section 2.1.

1.48 “Third Party” shall mean any Person other than an Investor, the Company or any of their respective Affiliates.

1.49 “Top-Up Right” shall have the meaning set forth in the Purchase Agreement.

ARTICLE 2.

RESTRICTIONS ON BENEFICIAL OWNERSHIP

2.1 Standstill. During the Restricted Period, neither Investor nor any of their Affiliates or executive officers or directors (collectively, the “Standstill Parties”) shall (and each Investor shall cause its Affiliates and executive officers and directors not to), except as expressly contemplated by the Purchase Agreement or hereunder or approved or invited in writing by the Company, including in connection with a Sale Process:

(a) directly or indirectly, acquire beneficial ownership of Shares of Then Outstanding Common Stock and/or Common Stock Equivalents, or make a tender, exchange or other offer to acquire Shares of Then Outstanding Common Stock and/or Common Stock Equivalents, except as contemplated by the Purchase Agreement;

(b) directly or indirectly, seek to have called any meeting of the stockholders of the Company, propose or nominate for election to the Company’s Board of Directors any person whose nomination has not been approved by a majority of the Company’s Board of Directors or cause to be voted in favor of such person for election to the Company’s Board of Directors any Shares of Then Outstanding Common Stock other than as contemplated by Sections 4.1 or 4.4 hereof;

(c) directly or indirectly, encourage or support a tender, exchange or other offer or proposal by any Third Party (an “Offeror”) the consummation of which would result in a Change of Control of the Company (an “Acquisition Proposal”);

(d) directly or indirectly, solicit proxies or consents or become a participant in a solicitation (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to the recommendation of a majority of the Company’s Board of Directors with respect to any matter, or seek to advise or influence any Third Party, with respect to voting of any Shares of Then Outstanding Common Stock of the Company;

(e) deposit any Shares of Then Outstanding Common Stock in a voting trust or subject any Shares of Then Outstanding Common Stock to any arrangement or agreement with respect to the voting of such Shares of Then Outstanding Common Stock other than as contemplated by Section 4.1 hereof;

(f) act in concert with any Third Party to take any action in clauses (a) through (e) above, or form, join or in any way participate in a “partnership, limited partnership, syndicate, or other group” with any Third Party within the meaning of Section 13(d)(3) of the Exchange Act with respect to the equity securities of the Company;

(g) enter into discussions, negotiations, arrangements or agreements with any Third Party relating to the foregoing actions referred to in (a) through (e) above; or

(h) request or propose in writing to the Company’s Board of Directors, any member(s) thereof or any officer of the Company that the Company amend, waive, or consider the amendment or waiver of, any provisions set forth in this Section 2.1; provided, however, that the mere voting in accordance with Section 4 hereof of any voting securities of the Company held by an Investor, its executive officers or directors, or its Affiliates shall not constitute a violation of any of clauses (a) through (h) above.

Notwithstanding the foregoing, (A) none of an Investor’s executive officers or directors shall be restricted from purchasing shares of the Common Stock for his or her personal account (other than through a tender or exchange offer), tendering his or her shares into a Third Party tender or exchange offer, voting his or her shares in any way he or she determines, or depositing his or her shares into a voting trust or subjecting them to any arrangement or agreement with respect to the voting of such shares; and (B) if any executive officer or director of an Investor serves as a member of the Company’s Board of Directors, any action he or she takes in the performance of his or her duties as a member of the Company’s Board of Directors shall not be deemed to violate this Section 2.1, except if he or she takes such action at the direction of an Investor or an Affiliate thereof.

2.2 Notwithstanding anything to the contrary herein or in the Collaboration Agreement, the Company will have the unilateral right to terminate all of (a) the rights of the Investors set forth in Section 4.4 of this Agreement, (b) the rights of the Investors set forth in Sections 2.3 and 2.4 of the Purchase Agreement, (c) the Registration Rights Agreement, and (d) the Collaboration Agreement, and any Development & Commercialization Agreement entered into pursuant to the Collaboration Agreement, in their entirety (as provided therein), upon written notice to the Investors, if any of the Standstill Parties shall have breached Section 2.1 of the Agreement in any material respect and, if such breach is susceptible of cure, failed to cure such breach within 48 hours after receiving written notice of such alleged breach from the Company, and upon such termination the terminated rights or agreements shall have no further force or effect (except, in the case of termination of the Collaboration Agreement and any Development & Commercialization Agreement, as provided therein). For the avoidance of doubt, the Company shall not have the termination rights set forth in the preceding sentence as a result of a de minimis breach of Section 2.1(a) of the Agreement or an inadvertent breach of Section 2.1(g) of the Agreement arising from informal discussions covering general corporate or other business matters the purpose of which is not intended to effectuate or lead to any of the actions referred to in paragraphs (a) through (e) of Section 2.1 of the Agreement.

2.3 The Company shall provide the Investors with a reasonable opportunity to reasonably participate in any Sale Process.

ARTICLE 3.

RESTRICTIONS ON DISPOSITIONS

3.1 Lock-Up. During (i) the 364 day period following the Closing Date, (ii) each 364 day period following the date of any other closing of purchase of shares of Common Stock under the Purchase Agreement, (iii) if an Investor is eligible to deliver a FAR Notice under Section 2.4(a) of the Purchase Agreement and fails to do so prior to the FAR Termination Date, the 364 day period following the FAR Termination Date, and (iv) if an Investor is eligible to deliver a SAR Notice under Section 2.4(c) of the Purchase Agreement and fails to do so prior to the SAR Termination Date, the 364 day period following the SAR Termination Date (each such period, a “Lock-Up Period”), without the prior approval of a majority of the Company’s Board of Directors or as contemplated by Section 3.3, each Investor shall not, and shall cause its Affiliates not to, Dispose of (x) any of the Purchased Shares or any shares of Common Stock beneficially owned by such Investor or any of its Affiliates as of the date of this Agreement, together with any shares of Common Stock issued in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization, and (y) any Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the shares of Common Stock described in clause (x) of this sentence; provided, however, that the foregoing shall not prohibit an Investor or its Affiliates from (A) transferring Purchased Shares to a Permitted Transferee or to the Company, (B) subject to the limitations set forth in Section 3.2, offering, selling, contracting to sell or offering to sell any Shares of Then Outstanding Common Stock as an Investor or its Affiliates may hold from time to time in order to reduce the beneficial ownership of the Celgene Group to the FAR Acquisition Percentage of the Shares of Then Outstanding Common Stock, or (C) offering, selling, contracting to sell or offering to sell any Shares of Then Outstanding Common Stock as an Investor or its Affiliates may hold from time to time in order to reduce the beneficial ownership of the Celgene Group to 16% during a Sell-Down Period. For the avoidance of doubt, any transfer, or issuance, of any capital stock or ownership interests in Celgene RIVOT or any controlled Affiliate of Celgene Corporation that causes Celgene RIVOT or any Permitted Transferee that then holds Purchased Shares to no longer be a direct or indirect wholly owned controlled subsidiary of Celgene Corporation shall be deemed a Disposition for all purposes under this Agreement.

3.2 Sale Limitations. Subject to the restrictions set forth in Section 3.1, each Investor agrees that, except for any transfer of Shares of Then Outstanding Common Stock and/or Common Stock Equivalents by such Investor to a Permitted Transferee or the Company, it shall not, and shall cause its Affiliates not to, Dispose of any Shares of Then Outstanding Common Stock and/or Common Stock Equivalents at any time: (a) except (i) pursuant to a registered public offering in accordance with the Registration Rights Agreement, (ii) pursuant to Rule 144 under the Securities Act or (iii) pursuant to privately negotiated sales in transactions exempt from the registration requirements under the Securities Act, (b) if such Dispositions, in any rolling 3-month period, exceed one percent (1%) of the Shares of Then Outstanding Common Stock of the Company or (c) to any Person that such Investor or Affiliate knows (after a reasonable inquiry in a private placement) is a Competitor of the Company. Notwithstanding this Section 3.2, if an Investor or any of its Affiliates knowingly Dispose of any shares of Common Stock prior to the fifth anniversary of the exercise of the Second Acquisition Right or, if the Second Acquisition Right expires unexercised or does not become exercisable, the fifth anniversary of the SAR Termination Date, in a manner that would have breached Section 3.1 if such Disposition had occurred during a Lock-Up Period, then (A) such Investor or its Affiliates shall promptly notify the Company in writing of such Disposition in accordance with Section 6.3 and (B) the Company shall have the right within 90 days of learning of such Disposition to terminate (by notice to the Investors in accordance with Section 6.3) all of the Investors’ and their Permitted Transferees’ future rights under the Purchase Agreement to acquire any shares of Common Stock.

3.3 Certain Tender Offers. Notwithstanding any other provision of this Section 3, this Section 3 shall not prohibit or restrict any Disposition of Shares of Then Outstanding Common Stock and/or Common Stock Equivalents by the Standstill Parties into (a) a tender offer by a Third Party that if completed in accordance with its terms would result in a Change of Control or (b) an issuer tender offer by the Company.

3.4 Offering Lock-Up. Each Investor shall, if requested by the Company and an underwriter of Common Stock of the Company in connection with any public offering involving an underwriting of Common Stock of the Company, agree not to Dispose of any Shares of Then Outstanding Common Stock and/or Common Stock Equivalents for a specified period of time, such period of time not to exceed ninety (90) days (a “Lock-Up Agreement”), provided that such agreement shall not restrict the Investor’s ability to Dispose of any Shares of Then Outstanding Common Stock and/or Common Stock Equivalents in accordance with Section 3.3. Following the exercise of the Second Acquisition Right, the Investors shall not be obligated to enter into a

Lock-Up Agreement more than once in any 12 month period. Any Lock-Up Agreement shall be in writing in a form reasonably satisfactory to the Company and the underwriter(s) in such offering. The Company may impose stop transfer instructions with respect to the Shares of Then Outstanding Common Stock and/or Common Stock Equivalents subject to the foregoing restrictions until the end of the specified period of time. The foregoing provisions of this Section 3.4 shall not apply (i) if the Investors and their Affiliates collectively own less than 5% of Shares of Then Outstanding Common Stock and/or Common Stock Equivalents, or (ii) to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Investors only if all officers and directors and all stockholders individually owning more than five percent (5%) of the outstanding Common Stock (excluding any investment companies other than venture capital firms) are subject to the same restrictions. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to the Investors, based on the number of shares subject to such agreements, excluding any waivers granted that fall within a customary de minimis exemption set forth in the associated Lock-Up Agreement.

3.5 Transactions for Personal Account. For the avoidance of doubt, nothing in this Article 3 will restrict any Disposition of shares of Common Stock held by an executive officer or director of an Investor for his or her personal account.

3.6 Legend. For so long as the Purchased Shares are subject to any of the restrictions set forth in this Article 3, the book-entry or certificated form of the Purchased Shares shall bear the following legend:

THE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO THE PROVISIONS OF A VOTING AND STANDSTILL AGREEMENT DATED AS OF JUNE 29, 2015. A COPY OF THE VOTING AND STANDSTILL AGREEMENT MAY BE OBTAINED FROM THE COMPANY. ANY TRANSFER IN VIOLATION OF THE VOTING AND STANDSTILL AGREEMENT IS VOID AND OF NO EFFECT.

ARTICLE 4.

VOTING AGREEMENT

4.1 Voting of Securities. From and after the date of this Agreement, other than as permitted by Section 4.2 with respect to a transaction the consummation of which would result in a Change of Control of the Company, in any vote or action by written consent of the stockholders of the Company (including, without limitation, with respect to the election of directors), each Investor shall, and shall cause its Affiliates to, vote or execute a written consent with respect to all voting securities of the Company as to which it is entitled to vote or execute a written consent in accordance with the recommendation of a majority of the Company’s Board of Directors. In furtherance of this Section 4.1, each Investor shall, and shall cause its Affiliates to, if and when requested by the Company from time to time, promptly execute and deliver to the Company an irrevocable proxy, substantially in the form of Exhibit A attached hereto, and irrevocably appoint the Company or its designees, with full power of substitution, its attorney, agent and proxy to vote (or cause to be voted) or to give consent with respect to, all of the voting securities of the Company as to which the Investor or Affiliate of the Investor is entitled to vote, in the manner and with respect to the matters set forth in this Section 4.1. Each Investor acknowledges, and shall cause its Affiliates to acknowledge, that any such proxy executed and delivered shall be coupled with an interest, shall constitute, among other things, an inducement for the Company to enter into this Agreement, shall be irrevocable and binding on any successor in interest of the Investor or Affiliate of the Investor, as applicable, and shall not be terminated by operation of Law upon the occurrence of any event. Such proxy shall operate to revoke and render void any prior proxy as to any voting securities of the Company heretofore granted by each Investor or Affiliate of such Investor, as applicable, to the extent it is inconsistent herewith. Such proxy shall terminate upon the earlier of the expiration or termination of this Section 4.1. For the avoidance of doubt, this Section 4.1 shall not apply to any shares of Common Stock held by an executive officer or director of an Investor for his or her personal account.

4.2 Change of Control. Notwithstanding Section 4.1, each Investor and its Affiliates may vote, or execute a written consent with respect to, any or all of the voting securities of the Company as to which they are entitled to vote or execute a written consent, as they may determine in their sole discretion with respect to any transaction the consummation of which would result in a Change of Control of the Company.

4.3 Quorum. In furtherance of Section 4.1, each Investor shall be, and shall cause each of its Affiliates to be, present in person or represented by proxy at all meetings of stockholders to the extent necessary so that all voting securities of the Company as to which they are entitled to vote shall be counted as present for the purpose of determining the presence of a quorum at such meeting.

4.4 Board Nomination Right. Beginning on the Closing Date and until the fifth (5th) anniversary of the date of this Agreement, and thereafter for so long as the Investors and their Affiliates collectively beneficially own voting securities representing at least 7.5% of the voting power of the Shares of Then Outstanding Common Stock (assuming full exercise of the next available Top-Up Right), at each annual meeting of the stockholders of the Company or at any meeting of the stockholders of the Company at which members of the Board of Directors are to be elected (or, for so long as the Company has a classified Board, at any meeting of the stockholders of the Company at which Class III members of the Board are to be elected), or whenever such action is to be taken by written consent for such purposes, the Company agrees to nominate for election one individual designated by Celgene Corporation (an “Investor Designee”) who (a) is a person other than an officer or employee of the Standstill Parties or any other individual having a relationship that, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, (b) is an Independent Director within the meaning of Rule 5605(a)(ii) of the NASDAQ Marketplace Rules, and (c) otherwise is reasonably acceptable to the nominating and governance committee of the Company’s Board of Directors (an Investor Designee who satisfied such requirements, a “Qualified Investor Designee”). Notwithstanding (a) and (b) above, for Celgene Corporation’s initial designee under this Agreement, Celgene Corporation may designate Dr. Thomas O. Daniel (the “Initial Designee”), and, in replacement of the Initial Designee, may subsequently designate one person as a Replacement Designee that is an “officer” of Celgene Corporation for purposes of Section 16 of the Exchange Act within the meaning of Rule 16a-1(f) thereunder (the “First Subsequent Designee”), if such Initial Designee and/or First Subsequent Designee, as applicable, satisfies (c) above to qualify as a

Qualified Investor Designee hereunder (and such person will continue to be a Qualified Investor Designee, including for purposes of nomination for election and reelection as director, so long as (c) remains satisfied); provided that for any subsequent designee (other than the First Subsequent Designee), including any Replacement Designee (other than the First Subsequent Designee), (a) and (b) shall be reinstituted as required for such designee. Promptly following the date of this Agreement, the Company shall take all actions necessary (including, if necessary, by approving an enlargement of its Board of Directors to create a vacancy thereon) to cause the appointment to the Company’s Board of Directors of the Qualified Investor Designee designated as aforesaid and thereafter, for so long as Celgene Corporation’s board nomination right under the first sentence of this Section 4.4 continues, the Company will use its commercially reasonable efforts to cause the election and reelection of such individual to the Company’s Board of Directors for so long as he or she is a Qualified Investor Designee (including recommending that the Company’s stockholders vote in favor of the election of such an individual and otherwise supporting him or her for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees), provided that if Celgene Corporation determine to designate a different individual (“Replacement Designee”) as its Investor Designee, and such Replacement Designee is a Qualified Investor Designee, such obligation shall instead apply to the Replacement Designee. If any Investor Designee vacates the Company’s Board of Directors, the Company shall take all actions necessary to cause the appointment to the Company’s Board of Directors of a Qualified Investor Designee nominated by Celgene Corporation to fill the vacancy and thereafter the Company will use its commercially reasonable efforts to cause the election such an individual to the Company’s Board of Directors, subject to the same conditions and limitations as set forth in the foregoing sentence. For avoidance of doubt, Celgene Corporation shall be limited to only one designee serving on the Board at any time pursuant to this Section 4.4. Such designee shall be entitled to the same level of directors’ and officers’ indemnity insurance coverage and indemnity and exculpation protection (including under any indemnification agreement) as the other members of the Board of Directors. Any Investor Designee shall be subject to the same Company policies and procedures as the other directors on the Company’s Board of Directors, including with respect to conflicts of interest and recusal from deliberations and voting.

ARTICLE 5.

TERMINATION OF CERTAIN RIGHTS AND OBLIGATIONS

5.1 Termination of Standstill Agreement. Section 2 shall terminate and have no further force or effect, upon the earliest to occur of:

(a) the public announcement by an Offeror of an Acquisition Proposal for the Company as long as none of the Standstill Parties had violated Section 2.1(c), 2.1(d) or 2.1(f) with respect to such Offeror;

(b) the public announcement by the Company of any definitive agreement providing for a Change of Control of the Company, or of any process designed to result in a Change of Control of the Company;

(c) any material breach by the Company of its obligations under Section 2.3, provided that an Investor has provided written notice to the Company of such breach;

(d) the expiration of the Restricted Period (other than as a result of the termination of the Collaboration Agreement pursuant to Section 2.2 of this Agreement);

(e) the date on which the Common Stock ceases to be registered pursuant to Section 12 of the Exchange Act; and

(f) a liquidation or dissolution of the Company;

provided, however, that if any of the transactions referred to in (a) or (b) above terminates and the Company has not made a public announcement of its intent to solicit or engage in a transaction (or has announced its decision to discontinue pursuing such a transaction) the consummation of which would result in a Change of Control of the Company, then the restrictions contained in Section 2 shall again be applicable, unless a Standstill Party has announced an Acquisition Proposal for the Company prior to such termination, provided that if such Acquisition Proposal is terminated or if such Standstill Party has ceased to actively pursue such Acquisition Proposal, the restrictions contained in Section 2 shall again be applicable.

5.2 Termination of Restrictions on Dispositions. Section 3 shall terminate and have no further force or effect upon the earliest to occur of:

(a) a Change of Control of the Company;

(b) a liquidation or dissolution of the Company; and

(c) the date on which the Common Stock ceases to be registered pursuant to Section 12 of the Exchange Act.

5.3 Termination of Voting Agreement and Board Nomination Right. Section 4 shall terminate and have no further force or effect upon the earliest to occur of:

(a) a Change of Control of the Company; and

(b) a liquidation or dissolution of the Company.

5.4 Termination of Entire Agreement. This Agreement will terminate in its entirety (subject to Section 5.5) upon any termination of the Purchase Agreement with the effect set forth in Section 6.3 of the Purchase Agreement.

5.5 Effect of Termination. No termination pursuant to any of Sections 5.1, 5.2 or 5.3 or 5.4 shall relieve any of the parties (or the Permitted Transferee, if any) for liability for breach of or default under any of their respective obligations or restrictions under any terminated provision of this Agreement, which breach or default arose out of events or circumstances occurring or existing prior to the date of such termination.

ARTICLE 6.

MISCELLANEOUS

6.1 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts of New York solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement.

6.2 Waiver. Waiver by a party of a breach hereunder by another party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

6.3 Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth on Exhibit B attached hereto and shall be (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent via a reputable nationwide overnight courier service, (d) sent by facsimile transmission (if a facsimile number is provided in Exhibit B), with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid, or (e) sent by email (if an email address is provided in Exhibit B). Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service or when transmitted with electronic confirmation of receipt, if transmitted by facsimile or email (if such transmission is made during regular business hours of the recipient on a Business Day; or otherwise, on the next Business Day following such transmission). Any party may change its address by giving notice to the other parties in the manner provided above.

6.4 Entire Agreement. This Agreement and the Purchase Agreement contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.

6.5 Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the parties hereto.

6.6 Headings; Nouns and Pronouns; Section References. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa. References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.

6.7 Severability. If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

6.8 Assignment. Neither this Agreement nor any rights or duties of a party hereto may be assigned by such party, in whole or in part, without (a) the prior written consent of the Company in the case of any assignment by an Investor; or (b) the prior written consent of the Investors in the case of an assignment by the Company.

6.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

6.11 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

6.12 No Strict Construction. This Agreement has been prepared jointly and will not be construed against any party.

6.13 Remedies. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

6.14 Specific Performance. The parties hereby acknowledge and agree that the rights of the parties hereunder are special, unique and of extraordinary character, and that if any party refuses or otherwise fails to act, or to cause its affiliates to act, in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to the Company or the Investors, as the case may be, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if any party refuses or otherwise fails to act, or to cause its affiliates to act, in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged party at law or in equity, such damaged party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.

6.15 No Conflicting Agreements. Each Investor hereby represents and warrants to the Company that neither it nor any of its Affiliates is, as of the date of this Agreement, a party to, and agrees that neither it nor any of its Affiliates shall, on or after the date of this Agreement, enter into any agreement that conflicts with the rights granted to the Company in this Agreement. The Company hereby represents and warrants to the Investors that it is not, as of the date of this Agreement, a party to, and agrees that it shall not, on or after the date of this Agreement, enter into, any agreement or approve any amendment to its Organizational Documents with respect to its securities that conflicts with the rights granted to the Investors in this Agreement. The Company further represents and warrants that the rights granted to the Investors hereunder do not in any way conflict with the rights granted to any other holder of the Company’s securities under any other agreements.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

COMPANY:

JUNO THERAPEUTICS, INC.

By:	/s/ Hans Bishop
Name:	Hans Bishop
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:

CELGENE CORPORATION

By:	/s/ Robert J. Hugin
Name:	Robert J. Hugin
Title:	Chief Executive Officer

CELGENE RIVOT LTD.

By:	/s/ Kevin Mello
Name:	Kevin Mello
Title:	Director

EXHIBIT A — FORM OF IRREVOCABLE PROXY

In order to secure the performance of the duties of the undersigned pursuant to Section 4.1 of the Voting and Standstill Agreement, dated as of June 29, 2015 (the “Agreement”), by and among Juno Therapeutics, Inc. (the “Company”), Celgene RIVOT Ltd. (“Celgene RIVOT”) and Celgene Corporation (“Celgene Corp.”, and together with Celgene RIVOT, the “Investors”), the undersigned hereby irrevocably appoints [            ] and [            ], and each of them, the attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned, and in the name, place and stead of the undersigned, to vote (or cause to be voted) or, if applicable, to give consent, in such manners as each such attorney, agent and proxy or his substitute shall in his sole discretion deem proper to record such vote (or consent) in the manners, and with respect to such matters as set forth in Section 4.1 of the Agreement (but in any case, in accordance with any written instruction from the undersigned, properly delivered under Section 4.1 of the Agreement, to vote or give consent as contemplated by Section 4.1(b) of the Agreement) with respect to all voting securities (whether taking the form of shares of Common Stock, par value $0.0001 per share, or other voting securities of the Company), which the undersigned is or may be entitled to vote at any meeting of the Company held after the date hereof, whether annual or special and whether or not an adjourned meeting or, if applicable, to give written consent with respect thereto. This proxy is coupled with an interest, shall be irrevocable and binding on any successor in interest of the undersigned and shall not be terminated by operation of law upon the occurrence of any event. This proxy shall operate to revoke and render void any prior proxy as to voting securities heretofore granted by the undersigned which is inconsistent herewith. This proxy shall terminate upon the earlier of the expiration or termination of the voting agreement set forth in Section 4.1 of the Agreement.

[CELGENE CORPORATION]
[CELGENE RIVOT]

By:
Name:
Title:

EXHIBIT B

NOTICES

If to the Company:	Juno Therapeutics, Inc.
Attention: General Counsel
307 Westlake Avenue N., Suite 300
Seattle, Washington 98109
E-mail: [omitted]

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Telephone No.: (650) 328-4600
Facsimile No.: (650) 463-2600
Attention: Robert A. Koenig
Judith A. Hasko

If to the Investors:	Celgene Corporation
86 Morris Avenue
Summit, New Jersey 07901
Telephone No.: [omitted]
Facsimile No.: [omitted]
Attention: Senior Vice President, Business Development

With a copy to:	Celgene Legal
86 Morris Avenue
Summit, New Jersey 07901
Telephone No.: [omitted]
Facsimile No.: [omitted]
Attention: General Counsel

With a copy (which shall not constitute notice) to:

Dechert LLP
1900 K Street, NW
Washington, DC 20006
Telephone No.: (202) 261-3300
Facsimile No.: (202) 261-3333
Attention: David E. Schulman